EXHIBIT 99.1

Infinite Group, Inc. (IGI) Enters Into Definitive Agreement to Acquire Information Security Company, Pratum, Inc. (Pratum)

Pratum will help expand IGI’s portfolio to include a Security Operations Center (SOC), Extended Detection & Response (XDR) and additional cybersecurity services

PITTSFORD, NY / Feb. 2, 2022 / Infinite Group, Inc., IGI, (OTCQB:IMCI), a cybersecurity company, announces plans to acquire the information security company, Pratum, Inc. This acquisition is anticipated to bring both top line revenue and profitability to IGI as it executes on its acquisition rollup strategy.

Pratum is an information security services firm founded in 2008 that helps guide organizations to the right balance of information security, IT risk management, and compliance. With approximately $4.3 million in annual sales, Pratum provides cybersecurity consulting services, security assessments, and SOC/XDR services, which is a strategic fit for IGI.

The acquisition of Pratum expands IGI’s company portfolio and increases its nation-wide customer base. It is anticipated that the transaction, which is subject to customary closing conditions, will close in the first half of 2022.

“We are thrilled to enter in this agreement with Pratum and add their unique services, talent, and established brand name in cybersecurity to IGI,” said Andrew Hoyen, President and COO of IGI. “We are focused on the continued success of Pratum, along with our other divisions and subsidiaries, leveraging synergies across the corporation to drive revenue and profitability growth. Pratum adds more breadth of services and complements the overall offerings IGI brings to the market.”

Pratum will keep its name and operate as a wholly owned subsidiary under the IGI umbrella, joining IGI’s services division, IGI Cybersecurity, and the IGI CyberLabs subsidiary to enable IGI to provide a wide array of products and services to the cybersecurity market. IGI provides organizations with cutting-edge cybersecurity software, like Nodeware®, to leading security services like CISO TaaS™, PenLogic™ Penetration Testing, and will be adding Pratum’s SOC/XDR and consulting solutions.

Pratum serves an expansive client portfolio that includes clients nationwide and overseas, ranging from small businesses to multinational corporations across industries. Pratum is headquartered in Ankeny, Iowa and has offices and employees across the United States.

“Pratum becoming part of IGI not only helps the company accelerate its goals, but also enables Pratum to grow and broaden its customer and partner bases,” said David Nelson, Founder and CEO of Pratum. “Our clients will be able to manage their cybersecurity strategy with Pratum, as an IGI company, and have access to some of the best software and services available in today’s market.”

For more information or for investment inquiries, visit IGIus.com.

Safe Harbor Statement

This release may contain forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including the acquisition of Pratum by IGI and the anticipated benefits of that transaction. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance or guarantee that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to: the successful completion of the acquisition of Pratum by IGI, including integrating the two businesses following such acquisition, adverse economic conditions, competition, adverse federal, state and local government regulation, international governmental regulation, inadequate capital, inability to carry out research, development and commercialization plans, loss or retirement of key executives and other specific risks. To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Readers are advised to review our filings with the Securities and Exchange Commission that can be accessed over the Internet at the SEC’s website located at http://www.sec.gov, as well as IMCI’s website located at www.igius.com.

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About IGI

Headquartered in Pittsford, NY with a remote workforce spanning across the United States, IGI delivers people and technology-driven cybersecurity for personalized, resilient cyber defense focused on individualized business strategy, enterprise-wide expertise, and unshakeable partnership. We are The Cybersecurity People™.

IGI is also the OEM through its subsidiary, IGI CyberLabs, of the Nodeware® vulnerability management solution, an award-winning SaaS platform that continuously scans networks to identify critical vulnerabilities. Learn more at www.igius.com.

Media Contact

IGI

Megan Brandow, Director of Marketing

mbrandow@igius.com

(585) 727-0983

About Pratum

Headquartered in Ankeny, IA with a nationwide presence, Pratum is an information security services firm that helps clients solve challenges based on risk, not fear. We guide organizations to the right balance of information security, IT risk management, and compliance. Our consultants deliver on the following three promises to help clients meet their business objectives: 1) We’ll be objectively honest, 2) We’ll bring you industry-leading insights, and 3) We’ll focus on relationships. Learn more at pratum.com.

Media Contact

Pratum

Trevor Meers, Director of Partnerships and Content

trevor.meers@pratum.com

(515) 339-1774

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